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                                                           Exhibit (10)(iii)(A)9

                                               June 12, 1997

Mr. Ben Verwaayen
Biltseweg 11
3735 MA Bosch en Duin
Nederland

Dear Ben:

      It gives me great pleasure to offer you a position within Lucent Technologies Inc. (hereinafter referred to as "Lucent" or "the Company"). In addition to confirming my offer, this letter agreement ("Agreement") details the terms and conditions of your employment and outlines the current major features of Lucent's compensation and benefit plans and practices. By acceptance of this Agreement, you agree that you have brought to the Company's attention and provided it with a copy of any agreement which may impact your future employment at the Company, including, but not limited to, non-disclosure, non-competition, invention assignment agreements or agreements containing future work restrictions. Further, you agree that no trade secret or proprietary information belonging to Royal Dutch Post, Telegraph & Telephone, Inc. will be disclosed or used by you at the Company, and that no such information, whether in the form of documents, memoranda, software, drawings, etc. will be retained by you or brought with you to the Company.

                                EMPLOYMENT TERMS

      General Employment: Subject to the provisions set forth in this Agreement, the Company agrees to employ you and you agree to be employed by the Company as the Executive Vice President - President, International for the period of time set forth in the "Term of Agreement" paragraph of this Agreement.

      Assumption of Duties: Effective on or about September 1, 1997, you will assume the above position, reporting to Richard McGinn, President and Chief Operating Officer. Your primary work location will be in Murray Hill, New Jersey. As Executive Vice President - President, International of Lucent, you shall have the power, authority and responsibility customarily associated with that position. Your duties shall include operating, developing and implementing the Company's overall business strategy, with particular emphasis on international business, with the objective of making Lucent a world leader in market share and customer satisfaction. In connection with the execution of this strategy, you will be expected to work closely with certain business unit and division heads and direct certain international business unit and division operations. You will be accountable for the overall financial success of Lucent's international business. During your period of employment by the Company, you agree to devote your full time, energy, interests and abilities to the diligent performance of the duties of your position and to the business and affairs of the Company and its affiliates, as well as such additional duties and services as may be appropriate to your office. It is understood that you may, in your discretion and subject to not interfering with your duties and responsibilities hereunder,

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June 12, 1997
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devote time to civic, public and professional activities. In addition, you may serve, with the consent of the Board of Directors, as a Director of other business corporations not engaged in competition with the Company or any subsidiary or affiliate of the Company. It is agreed that the Company will explore options for you to join the Board of Directors of other companies.

      Term of Agreement: Subject to the terms hereof, the Company agrees to continue to employ you for a period commencing on or before September 1, 1997 and ending at the close of business on August 31, 2000 (the "Employment Term").

                                  COMPENSATION

      Base Salary: Your initial annual base salary will be $600,000 per year. This rate will be reviewed again around November or December 1997 when we conduct the Company 1998 fiscal year merit review process and may be adjusted (but will not be reduced below $600,000 per year) based on updated market data and individual performance. Officers are paid monthly and based on a September 1, 1997 hire date, you would receive your first paycheck at the end of September 1997.

      1997 Annual Incentive: Lucent has adopted a fiscal accounting year which begins each October 1 and ends each September 30. Your actual annual incentive award will be based on individual and Company performance during the fiscal year. Annual incentives are currently based 50% on Company performance and 50% on supervisor's discretion based on predetermined objectives. The target award for your position is 80% of base salary paid during the fiscal year. You will be guaranteed a minimum award for the 1997 fiscal year equal to 80% of the base salary actually paid to you by the Company during fiscal 1997. If performance against objectives for the period ending September 30, 1997 exceeds target, the payment will be greater. The specific terms of your annual incentive award are contained in the Company's Short Term Incentive Plan.

      Future Annual Incentives: The minimum target award for the fiscal years ending September 30, 1998, 1999 and 2000 will be equal to 80% of your base salary paid during the applicable fiscal year. Your actual annual incentive award will be based on individual and Company performance during the fiscal year. The Company reserves the right to amend the Short Term Incentive Plan at any time. If the Short Term Incentive Plan is amended or terminated, you will be offered the opportunity to participate in any other replacement or substitute plan or program in which the Chief Executive Officer and/or the President of the Company are eligible to participate.

      Lucent Long Term Incentives: In 1997, under the 1996 Long Term Incentive Program ("LTIP"), you are eligible to receive stock options and performance award grants. The target long term award grant for your position is 150% of salary (i.e., 150% x $600,000 = $900,000). Of this target, 50% of the value is currently in the form of stock options and 50% is in the form of performance awards, as described below. The mix of the performance award and stock options is subject to change for future grants, and it is anticipated that the percentage of the award granted in the form of stock options will

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increase in future years. Any future change would apply to all officers of
Lucent as a group. Following is a more detailed description of such awards.

            Lucent Performance Awards: You will be awarded a Performance Award in 1997 covering a three year performance cycle, i.e., fiscal years 1997-1999. Payout will be at the end of such cycle and could range from 0% to 200% of the target performance award and will be payable in cash (e.g., if the target Performance Award is 50% of a total LTIP award of $900,000, the maximum Performance Award will be $900,000 ($900,000 / 2 x 200%)). Performance will be based on measures approved by the Board of Directors. The target performance award for your position is $450,000 (currently 50% of the total LTIP award of $900,000). The specific terms of your Award are contained in the Company's LTIP.

            Lucent Stock Options: You will be awarded approximately 31,500 ($450,000) Lucent Stock Options, the 1997 target grant for your position. The term of the stock option grant is ten years. Assuming continued Company employment, stock options will vest and become exercisable at the end of 3 years of employment. The option price for this grant will be the average of the high and low price of Lucent shares on the New York Stock Exchange on the date your employment commences. The specific terms of your Stock Options are contained in the Company's LTIP and in your individual Stock Option Agreement.

      The foregoing awards will be based on target levels (i.e., 150 percent of salary). Stock award grants in future years, however, will be based on supervisor's discretion of an individual's performance and can vary from the target. Therefore, in future years you may receive more or less than target based on your individual performance. As with the Annual Incentive Awards, Long Term Incentives are closely linked with the Company's strategy to meet the challenges of an ever-changing marketplace. Accordingly, other than the initial grants, the Company cannot guarantee continuation of the Long Term Incentive Plan in its current format, nor can it guarantee annual grant levels to individual participants. However, you will be eligible to participate in any long term incentive programs in which the Chief Executive Officer and/or the President of the Company are eligible to participate.

      Hiring Bonus: In order to encourage you to join Lucent and to reflect certain forfeitures at your current employer, the Company will provide you with the following:

      -- You will be granted a one-time cash award, payable as a lump sum as soon as administratively possible following your first day of employment, of $330,000.

      -- You will be granted a one-time cash award, payable as a lump sum on January 1, 1998, of $408,000.

      -- You will be paid a lump sum payment equal to the difference between $320,000 and the amount your receive as a prorated 1997 annual incentive award. This payment will be made on January 1, 1998, if you remain in

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            employment at that time.

      -- You will be awarded the following Lucent Stock Units covering the three year performance cycles ending in fiscal years 1997 and 1998 (i.e., stock units which would have been granted had you been with the Company in 1995 and 1996, prorated based on your period of service within each three year performance cycle). Each stock unit is equal to one share of Lucent common stock (i.e., based on $53.00 price)

            -- Lucent Stock Units with a value at target of approximately $75,000 (or greater, depending on the date your employment commences) for the cycle ending in 1997

            -- Lucent Stock Units with a value at target of approximately $225,000 (or greater, depending on the date your employment commences) for the cycle ending in 1998.

            Both of these grants will be made under and subject to the LTIP and your individual award. Payout will be made at the end of the performance period and will be made in cash.

      -- You will receive a one-time grant of 225,000 Lucent Stock Options and 85,000 Lucent Restricted Stock Units. The terms and conditions of the grant are as follows:

            Stock Options

            Grant Date - Your first day of employment

            Option Term - 10 years

            Option Price - 100% of market value on date of grant

            Vesting - Options will be 50% vested three years after the grant date, 75% vested four years after the grant date, and 100% vested five years after the grant date.

            Restricted Stock Units

            Vesting - Units will vest in 5 years based on continued employment.

      Cash and other payments made under this Hiring Bonus are not includable as earnings in the calculation of any benefits under any benefit plans of the Company.

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                                    BENEFITS

      General Benefits. Except as otherwise provided in this Agreement, you shall be treated in the same manner as and be entitled to such benefits and other perquisites and terms and conditions of employment as the Chief Executive Officer and/or the President of the Company, except to the extent that such benefits, perquisites and terms and conditions of employment are offered individually to the Chief Executive Officer or the President of the Company, including any nonqualified deferred compensation plans otherwise available.

      The incentive plans as well as the employee and Officer benefit plans, programs and practices as briefly outlined in this Agreement and Attachment A reflect their current provisions. Payments and benefits under these plans and programs, as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice. Moreover, the brief summaries contained herein are subject to the terms of such plans, programs and practices.

      For purposes of the Officer and employee benefits plans, the definition of compensation is as stated in the plans. Currently, pensions are based on base salary and annual incentives. Other benefits are based on either base salary or base salary plus annual incentives. All other compensation and payments reflected in this offer, e.g., hiring bonus, perquisites, stock options and other long term incentives, are not included in the calculation of any employee or Officer benefits (except for the Lucent Incentive Deferral Award Plan, which currently permits the deferral of annual incentives and Performance Awards).

      Officer and Employee Benefit Plans: Subject to the terms and provisions of this Agreement, you shall be entitled to coverage under or benefits in accordance with those material employee benefit plans and programs as are made available, or which may subsequently become applicable, to the Chief Executive Officer and/or the President of the Company. Attachment A outlines the benefits available to you under various Officer, mid-career and employee benefits plans, programs and practices. For most of these programs, you will be covered from your date of hire.

      Medical. The Company will provide the medical plan available to the Chief Executive Officer and the President of the Company. During the period that your family remains in the Netherlands, there will be coverage for dependents comparable to what would be offered if you had elected the High Indemnity Option coverage (your dependents can go to any doctor; the provider will be paid directly by you and you will then be reimbursed by the Company).

      Individual Pension Arrangement: Subject to the terms and conditions described in the following paragraphs, you will be eligible for an individual non-qualified pension arrangement which will provide you with a monthly benefit for your lifetime.

      Amount of Benefit. If your employment with the Company terminates at or after the date on which you attain age 60, you will be eligible for an individual non-qualified pension

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arrangement which will provide you with an annual amount, payable in monthly installments over your lifetime, equal to 50 percent of your average monthly base salary and short term incentive bonus (determined as the sum of your base salary and short term incentive bonus for the three years immediately preceding your retirement, divided by 36), reduced by any amounts paid or payable from the Company's Management Pension Plan, Non-Qualified Pension Plan, Mid-Career Pension Plan, any other Company-sponsored qualified retirement plans and non-qualified deferred compensation plans which provide retirement payments (excluding any benefits which represent (i) deferrals of a portion of your salary or bonus or (ii) employer contributions to a profit sharing plan, a stock bonus plan or any other defined contribution plan which is not a pension plan), any successor plans and programs of the Company which provide retirement payments, any amounts payable to you under the KPN Pension Fund or a successor plan or program, and any amounts payable under the Social Security system of the Netherlands. All such calculations shall be based on the value of a single life annuity commencing at age 60.

      In the event of termination of employment for any reason other than Company-initiated termination for the reasons described in clause (iii) of the subsection of this Agreement entitled "Termination of Employment by Company" subsequent to age 50 and prior to age 60, the percentages indicated in the following table will be substituted for "50 percent" in the preceding paragraph:

                                   Percent of Three-Year Average Base Pay
      Age at Termination                     and Annual Incentive
      ------------------                     --------------------

            50                                   30 percent
            55                                   40 percent
            60                                   50 percent

If you become 100% vested in this arrangement prior to age 50 (see below), you will be entitled to a benefit commencing at age 60 equal to the benefit to which you would have been entitled if you had continued in employment until age 50. If your age at the time you terminate employment is between the ages indicated above, your benefit will be determined by interpolating the percentage from the above table. I.e., if you terminate at age 53, your maximum benefit will be 36 percent of the final three-year average of your base pay and annual bonus.

      In the event of Company-initiated termination for the reasons described in clause (iii) of the subsection of this Agreement entitled "Termination of Employment by Company" at any time, no amounts shall be due under the individual pension arrangement.

      The payments from the individual pension arrangement are in addition to and, other than the offset described above, not in lieu of any pension, savings or other qualified or non-qualified defined benefit or defined contribution type retirement plans of the Company in which you would be eligible to participate as a Company employee or Company Officer. Accordingly, the individual pension arrangement will not affect your participation or potential participation in such plans or programs.

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      Payment Options. Payments from the individual pension arrangement will be made in monthly installments, commencing at the end of the month next following the end of the month in which you reach age 60 or, if later, terminate employment with the Company. At your option, in accordance with procedures established by the Company, you may elect to receive the present value of your individual pension arrangement in a lump sum payment in the year following your retirement or, if vested, your other termination of employment. The present value shall be determined using the mortality tables used in the Company's pension plan and the interest rate in effect for 30-year U.S. Treasury securities on January 1 of the year following your termination of employment.

      Vesting. Except as provided below, you will become 100% vested in the benefit provided under the individual pension arrangement, payable at age 60, upon attainment of age 50 if still employed, or upon the termination of your employment at any time by the Company due to death, disability, or the reason described in clause (vi) of the subsection of this Agreement entitled "Termination of Employment by Company."

      In the event of termination of employment by you prior to age 50 for good reason, as described in clauses (i) and (ii) of the subsection of this Agreement entitled "Termination of Employment by Employee," you will be eligible for a benefit determined in accordance with the following vesting schedule:

                                               Percent Vested in Value of
      Years of Company Employment                   Age 50 Benefit
      ---------------------------              --------------------------

            Less than 1                               0 percent
            Between 1 and 2                          20 percent
            Between 2 and 3                          40 percent
            Between 3 and 4                          60 percent
            Between 4 and 5                          80 percent

            5 or more                               100 percent

      In the event of Company-initiated termination of employment at any time for "cause," as described in clause (iii) of the subsection of this Agreement entitled "Termination of Employment by Company," you will forfeit all rights under this individual pension arrangement.

      Relocation Benefits: The Company will provide you with the following benefits in connection with the relocation of you and your family to the United
States:

o reimbursement of the costs of exploratory trips and reasonable related expenses for you and your spouse to visit the United States and the costs of the services of an area consultant to acquaint you with the New Jersey area.

o a special temporary housing allowance of $20,000 per month to reimburse you for the cost of maintaining two homes during the time your family remains in the

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      Netherlands. This housing allowance will terminate upon the earlier of your spouse's relocation to the United States or September 1998.

o assistance, within five years of your first day of employment, on the sale of your home in the Netherlands, including payment of sales commissions and recording fees.

o assistance in purchasing a home in the United States, including payment of costs associated with area search assistance; attorney's fees (not to exceed the customary fee for the area); recording fees; loan origination fees and/or loan discount points (up to 2% of the mortgage amount); a loan guarantee of up to $1.5 million for a loan from a United States commercial lending institution approved by the Company to purchase a residence in the United States. The loan guarantee will be contingent upon use of the residence as security for the loan and upon the execution of an agreement that you will personally indemnify the Company for any losses it should incur due to the guarantee.

o all reasonable expenses associated with the actual move to the United States, including the costs of interim lodging in the United States following the move (for a maximum of four weeks).

o reimbursement for major appliance purchases when not provided with the residence, including refrigerator, stove/oven, washer, dryer, dishwasher, microwave oven, increased to reflect any applicable taxes.

Other Benefits

      Automobile. A chauffeur-driven car will be made available to you for business purposes. You will be provided a monthly car allowance of $1,400 to purchase or lease a car for your personal use, including commuting use (see Attachment A).

      Home office equipment. The Company will provide you with a personal computer and a fax machine for business use in your home.

      Business and entertainment expenses. Subject to the Company's standard policies and procedures with respect to expense reimbursement as applied to its Officers generally, the Company will reimburse you for, or pay on your behalf, reasonable and appropriate expenses incurred by you for business-related purposes, including costs of entertainment and business development. In addition, you shall be entitled to have your spouse accompany you on business trips when the Company deems it necessary and appropriate in light of the particular business purpose of the travel, and the Company shall reimburse you for these expenses as well.

      Vacation/Holidays. Initially, you will be entitled to 25 days of vacation per year (see Attachment A) plus 4 personal days and 3 floating holidays per year. The Company

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reserves the right to amend its vacation policy in the future, in which case you will be entitled to the same vacation, personal days and floating holidays as the Chief Executive Officer and/or the President of the Company.

      Taxation: Anything in this Agreement to the contrary notwithstanding, in the event that:

      (i) you reside in the United States for at least 183 days during a taxable year, provided, however, that this clause (i) shall not apply during the first taxable year in which you are employed by the Company;

      (ii) you take reasonable steps to minimize the taxes imposed on your compensation, including consultation with Company advisors; and

      (iii) it shall be determined that the payment or reimbursement to you of any amounts described in the foregoing paragraphs are taxable to you as compensation income and give rise to income or similar tax liability at a rate greater that the rate that would otherwise be payable based on the tax rate in effect in the United States at the time you receive such payments (the "Incremental Tax Cost"), then the Company shall pay an additional amount to you such that, after the imposition of all income or similar taxes in respect to your receipt of such additional amount, you shall retain an amount equal to the Incremental Tax Cost. The Incremental Tax Cost shall be determined on an annual basis as the difference between the taxes actually paid by you on all compensation from the Company under all income tax regimes to which you are subject, reduced by the United States federal and state income tax which would be due and payable for such year if such compensation were solely taxable under such federal and state taxation systems, based on the applicable tax rates for the tax year of determination.

                            TERMINATION OF EMPLOYMENT

      Termination of Employment by Company: Notwithstanding the other provisions of this Agreement, the Company shall have the right to terminate your employment under this Agreement at any time for any of the following reasons:

      (i)   upon your death;

      (ii) upon your becoming incapacitated by accident,sickness or other circumstance which renders you mentally or physically incapable of performing the duties and services required of you hereunder for a period of at least 180 days during any 24-month period;

      (iii) for cause, following approval of such termination by a majority of the Board of Directors (the "Board"). You will be given notice that the Board is going to consider your termination for cause, together with the specific reasons for such termination, at least 14 days before Board action will be taken. Within

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            that 14-day period, you have the right to appear with counsel before a duly constituted committee of the Board composed of the Chairman of the Compensation and Governance Committee and one or more non-employee director, selected by the Chairman, who are members of the Compensation and Governance Committee. For purposes of this Agreement, "cause" shall be defined as follows: (1) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company which, if correctable, remains uncorrected for 30 days following written notice to you by the Company of such breach; or (2) your conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude. "Cause" shall not include any act committed in the good faith performance of your duties, or actions for which you are indemnified under Article X of the Company's Restated Certificate of Incorporation; provided, however, that the exclusion of the above from "cause" in no way is intended to imply that such actions would not constitute a breach of the terms of this Agreement.

      (iv) for a breach of any of the material terms of this Agreement, which, if correctable, remain uncorrected for 60 days following written notice to you by the Company of such breach;

      (v) knowing, intentional and material violation of the Company's Code of Conduct, as described in the attached booklet, "Lucent Technologies Business Guideposts: A Personal Commitment"; or

      (vi)  for any other reason whatsoever, in the discretion of the Company.

      For purposes of clause (v) above, your signature on this Agreement acts as an acknowledgment that you have received and read the attached booklet, "Lucent Technologies Business Guideposts: A Personal Commitment" and are aware of the requirements of the Company's Code of Conduct as described in the booklet.

      Termination of Employment by Employee: Notwithstanding the other provisions of this Agreement, you shall have the right to terminate your employment under this Agreement at any time for any of the following reasons:

      (i) the assignment to you by the Board of Directors or other Officers or representatives of the Company of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with the position described in this Agreement, as such duties are constituted as of the date the Company and you execute this Agreement, which, if correctable, remain uncorrected for 60 days following written notice to the Company by you of the breach;

      (ii) a material change in the terms and conditions of your employment, including a reduction of your annual salary to an amount below $600,000, a material

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            decrease in your compensation (other than the normal operation of the Company's incentive plans), a material reduction in your job title, a material negative change in the level of officer to whom you must report, a material change in geographic location (other than a change due to a change in the geographic location of the headquarters, which move includes the President and Chief Executive Officer, or any other geographic move which is reasonably required for business purposes as a part of the move of international operations), a material change in the nature or scope of your authority from those applicable to the position of Executive Vice President - President, International on the date you execute this Agreement, or a breach of any other material term of this Agreement, any of which, if correctable, remain uncorrected for 60 days following written notice to the Company by you of such breach;

      (iii) for any other reason whatsoever, in your sole discretion.

      Notice: If you or the Company desire to terminate your employment at any time prior to expiration of the Employment Term, you or the Company shall do so by giving written notice to the other party that you or it have elected to terminate your employment hereunder and stating the effective date and reasons for such termination. Neither the provision nor the receipt of any such notice shall alter or amend any other provisions hereof or rights arising hereunder.

      Severance Benefit: In the event that your employment hereunder terminates upon expiration of the Employment Term, then, except as otherwise specifically provided herein or under the terms of the relevant plans, all compensation and all benefits hereunder shall terminate contemporaneously with your termination of employment and no further vesting service shall accrue with respect to any such benefit, with the understanding that any incentive compensation, bonuses or other compensation due with respect to your final year of employment shall be due and payable following termination in accordance with the terms of the relevant plans.

      If your employment is terminated prior to the tenth anniversary of your date of hire with the Company by the Company for the reasons described in clause
(iii), clause (iv) or clause (v) of the subsection "Termination of Employment by Company" or by you for the reason described in clause (iii) of the subsection "Termination of Employment by Employee", then, upon such termination all compensation and all benefits hereunder shall terminate contemporaneously with the termination of such employment.

      Notwithstanding the foregoing, if your employment hereunder is terminated prior to the tenth anniversary of your date of hire with the Company by the Company for any reason other than the reasons described in clause (iii), clause
(iv) or clause (v) of the subsection "Termination of Employment by Company" or by you for the reasons described in clause (i) or clause (ii) of the subsection "Termination of Employment by Employee," then the Company shall pay you a severance benefit, using your annual base salary in effect on the occurrence of the termination and the target annual incentive award in effect on the date of your termination or, if greater, 80% of your annual base salary, equal to the following

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amounts:

      (i) if your employment terminates prior to the third anniversary of your date of hire with the Company, an amount equal to the amount which you would have received as base salary and annual short-term incentive bonus if you had continued in employment after any such termination through the fifth anniversary of your date of hire with the Company.

      (ii) if your employment terminates on or after the third anniversary of your date of hire with the Company, but prior to the tenth anniversary of such date, an amount equal to twice your base salary and annual short-term incentive bonus.

      (iii) if your employment terminates on or after the tenth anniversary of your date of hire with the Company, no amount shall be payable.

If severance benefits are payable due to an event described in the subsection "Termination of Employment by Company," the Company shall pay you a lump sum payment of the present value of severance benefits within 30 days after the last day of your employment with the Company. If severance benefits are payable due to an event described in the subsection "Termination of Employment by Employee," the Company shall pay you a cash payment equal to one-half of the present value of the severance payments due within 30 days following your termination of employment, with the balance payable upon the first anniversary of your termination of employment. The present value of the cash payments shall be determined using the interest rate in effect on January 1 of the year in which you terminate employment for Treasury securities with maturities equivalent to the number of whole years (with fractional years treated as a whole year) by which payment of the severance payment precedes the time at which payment of the corresponding salary and annual incentive award would have been made if you had remained in employment with the Company.

      In the event your employment with the Company terminates due to death or disability, or in the event your employment hereunder is terminated prior to the tenth anniversary of your date of hire with the Company by the Company for any reason other than for "cause", for the failure by you to timely correct a material breach of the Agreement or for your knowing, intentional and material violation of the Company's Code of Conduct (as described in clauses (iii), (iv) and (v), respectively, of the subsection of this Agreement entitled "Termination of Employment by Company"), the following vesting provisions will apply:

      -- All vested and unvested options from the one-time grant of Lucent Stock Options included in the Hiring Bonus which are unexercised as of the date of termination will vest upon your termination of employment and the exercisable term will continue until the earlier of 5 years from the termination date or the original expiration date of the options.

      -- All unvested Restricted Stock Units from the one-time grant of Lucent

June 12, 1997
Page 13


            Restricted Stock Units included in the Hiring Bonus which are unvested as of the date of termination will vest upon your termination of employment.

      -- All undistributed annual Performance Awards which were granted more than six months prior to the date of your termination of employment will continue (i.e., you will be entitled to the full award which would be payable for the level of performance goals achieved) until the end of the performance cycle, and payout will be made at that time without proration for your period of service. Undistributed Performance Awards which were granted within six months of the date of your termination of employment will be cancelled. Notwithstanding the foregoing, if your employment terminates due to death or disability, all undistributed annual Performance Award grants as of the date of death or the date of disability will continue until the end of the performance cycle and payout will be made at that time with no prorate.

      -- All unvested annual Stock Option grants will vest at termination, and the exercisable term of all vested and unvested annual Stock Option grants which are unexercised as of the date of termination will continue until the earlier of five years from the termination date or the original expiration date of the options.

      In the event your employment with the Company is terminated by you for one of the reasons stipulated as a permissible reason for you to terminate your employment in clauses (i) and (ii) of the "Termination of Employment by Employee" subsection of this Agreement, the following vesting provisions will apply:

      -- All unvested options from the one-time grant of Lucent Stock Options included in the Hiring Bonus will vest upon the first anniversary of your termination of employment and the exercisable term of all vested and unvested options from the one-time grant of Lucent Stock Options included in the Hiring Bonus which are unexercised as of the date of termination will continue until the earlier of 5 years from the termination date or the original expiration date of the options.

      -- All unvested Restricted Stock Units from the one-time grant of Lucent Restricted Stock Units included in the Hiring Bonus which are unvested as of the date of termination will vest upon the first anniversary of your termination of employment.

      -- All undistributed annual Performance Awards which were granted more than six months prior to the date of your termination of employment will continue (i.e., you will be entitled to the full award which would be payable for the level of performance goals achieved) until the end of the performance cycle, and payout will be made at that time without proration for your period of service. Undistributed Performance Awards which were granted within six months of the date of your termination of employment will be cancelled. Notwithstanding the foregoing, if your employment terminates due to death

June 12, 1997
Page 14


            or disability, all undistributed annual Performance Award grants as of the date of death or the date of disability will continue until the end of the performance cycle and pay out at that time with no prorate.

      -- All vested and unvested annual Stock Option grants which are unexercised as of the date of termination will vest at termination and the exercisable term will continue until the earlier of five years from the termination date or the original expiration date of the options.

      Such payment as described above in this Severance Benefits provision will be conditioned upon you signing a release and agreement not to sue the Company, in the form included as Attachment D. The Company may amend or otherwise modify the release and agreement at any time to ensure it is enforceable within its present scope, including amendments and modifications to reflect changes in statutory provisions, related regulations or relevant case law, or other amendments which the Company, in good faith, determines is necessary to the proper administration of the release and agreement; provided, however, that no amendment shall be made which would reduce or eliminate your rights and benefits hereunder, including your severance benefits.

                                     GENERAL

      Confidentiality. It is agreed and understood that you will not talk about, write about or otherwise disclose the terms of existence of this Agreement or any fact concerning its negotiation or implementation. You may, however, discuss the contents of this Agreement with your family, legal and/or financial counselor.

      It is further agreed and understood that you will not, at any time during your employment pursuant to this Agreement or thereafter, directly or indirectly reveal to any person or entity, or make any use of, any of Company's trade secrets, including but not limited to, past, present or future business or strategic plans, new product development concepts, client or customer lists, forms, records, practices or other business matters, or any other proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, obtained during the course of your employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company.

      You agree that at the time of the termination of your employment with the Company, whether at the insistence of you or the Company, and regardless of the reasons therefore, you will deliver to the Company and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company, except for this Agreement and any documents which relate to your benefits, rights, or obligations as an employee or any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of the Employee's employment.

June 12, 1997
Page 15


      Your material, knowing and intentional violation of any of the provisions of this Confidentiality section may result, at the discretion of the Company, in the cancellation of all rights and entitlements hereunder, except as such rights may otherwise be protected under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall give the Company any other rights it may have under applicable law to restrict the use of any information and/or documents and/or for the return of any such information and/or documents.

      Agreement Not to Compete: By signing this Agreement, you agree that you will abide by all non-competition guidelines indicated in the attached Lucent Non-Competition Guideline (Attachment C) with respect to the companies listed below and any companies affiliated with such companies. A number of Lucent incentives and benefit plans are subject to the Guidelines. The non-competition guidelines will extend to the following companies and any companies affiliated with such companies for a one-year period following your termination of employment for any reason:

      o     Nokia Corporation
      o     Telefonaktiebolaget LM Ericsson
      o     Nortel (Northern Telecom)
      o     Motorola, Incorporated
      o     Octel Communications Corporation
      o     NEC Corporation
      o     Siemens AG
      o     Microsoft Corporation
      o     Intel Corporation
      o     Alcatel Alsthom Compagnie Generale d'Electricite
      o     Cisco Systems Incorporated

For purposes of this Agreement, a company shall be deemed to be affiliated with one of the above companies if it controls, is controlled by, or is under common control with one of the above companies. For this purpose, "control" shall mean ownership, either direct or indirect, of at least a 20% interest in voting power or value of such other company.

      You represent and acknowledge that a breach of the noncompetition provision would cause the Company serious and irreparable injury and cost.

      In the event you breach the terms of the noncompetition provision, the Company shall be entitled, if it shall so elect, to institute judicial proceedings to obtain damages for any such breach, to enforce the specific performance of the noncompetition provision, and/or to enjoin any future violation of the noncompetition provision and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. You acknowledge, however, that under all circumstances the Company shall be entitled to injunctive relief in the event of any breach of the noncompetition provision.

      For purposes of this section, you consent to jurisdiction over your person in the courts of the state of New Jersey, agree that disputes over this section shall be brought in

June 12, 1997
Page 16


the courts of the state of New Jersey, without any implication as to the right to remove or transfer any judicial action filed under this section, and agree that service of process shall be sufficient if served upon you personally or if served upon you by mail at the most recent address provided to the Company.

      Dispute Resolution. At your option or the option of the Company, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within thirty (30) days after each party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for the appointment of a neutral arbitrator, or, if such Association is not then in existence or does not desire to act in the matter, either party may apply to the Presiding Judge of the Superior Court of any county in New Jersey for the appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator.

      In the event that you are successful in pursuing any claim or dispute arising out of this Agreement, the Company shall pay all of your attorneys' fees and costs, including the compensation and expenses of any Arbitrator, costs directly related to the arbitration proceeding, and any attorneys' fees and costs incurred in enforcement of the Arbitrator's decision, unless (1) the Arbitrator, or any court in which litigation is filed, finds the Company to be without liability on all material issues raised or (2) the dispute or lawsuit is frivolous in nature. In any other case, you and the Company shall each bear all their own costs and attorney fees, except that the Company shall pay the costs of any Arbitrator appointed hereunder and one-half (1/2) of your attorney's fees and costs in the arbitration of any dispute which is not frivolous in nature.

      Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without reference to any applicable conflict of law provisions.

      Severability: If a court of competent jurisdiction determines that any provision of this Agreement in invalid or unenforceable, then the invalidity of unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

      Assignment: Except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or

June 12, 1997
Page 17


involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, if you are assigned to or become employed by any subsidiary or affiliate of the Company during the term of this Agreement, such subsidiary or affiliate shall be considered to have been assigned all rights of the Company and accepted all obligations of the Company hereunder, with the Company remaining jointly and severally liable for all such obligations.

      This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. No amendments or modifications to this Agreement may be made except in writing signed by you and by an authorized representative of the Company.

      Ben, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to the business as it develops over the coming years. We look forward to having you join us. If you have any questions, please don't hesitate to call me.

      If you agree with the foregoing, and affirm that there are no agreements or other impediments that would prevent you from providing exclusive service to the Company, please sign this letter by __________ in the space provided below and return the original executed copy to me.

                                      Sincerely,


                                      Richard McGinn


-------------------------------                      ----------------
Acknowledged and Agreed                              Date
to Attachments